Exhibit 99.1

NovaBay Pharmaceuticals Announces Resignation of Board Member

EMERYVILLE, Calif.– AUGUST 24, 2010 – NovaBay Pharmaceuticals, Inc. (NYSE Amex: NBY), announced today that Harry F. Hixson, Jr., Ph.D. has resigned from the company's Board of Directors due to increasing executive responsibilities at Sequenom, Inc. (Nasdaq: SQNM), where he is CEO and chairman. He has served as a member of NovaBay’s board of directors since January 2009.

Dr. Hixson served as chairman of the board of Sequenom since 2003. In September 2009, he became interim CEO and was appointed CEO in March 2010. In addition to his role as chairman and CEO at Sequenom he is a director of privately-held BrainCells, Inc.

“I have enjoyed my term as a NovaBay board member; however, the demands of the Sequenom CEO position have required me to re-evaluate all of my other business commitments. In the spring I did not stand for re-election to the Board of Infinity Pharmaceuticals, a Boston company. After reviewing the demands of my schedule for the remainder of 2010 and 2011, I have decided that I cannot devote the appropriate amount of time to my role as a director of NovaBay. Therefore, it is with regret that I have decided to resign from the NovaBay Board of Directors.  I believe NovaBay has made important strides in the clinical development of its Aganocide® compounds as first-in-class anti-infectives that promise to fight a range of infections, including those that are resistant to antibiotics,” Dr. Hixson said.

Ron Najafi, Ph.D., NovaBay’s Chairman and CEO stated, “Harry has made many contributions to NovaBay’s Board of Directors. I am very grateful for his significant efforts, and am joined by the other directors in wishing him well.”

About NovaBay Pharmaceuticals, Inc.

NovaBay Pharmaceuticals is a clinical stage biotechnology company focused on developing its proprietary and patented Aganocide compounds, which are novel, synthetic anti-infective product candidates with equivalent activity to the active antimicrobial molecules generated within white blood cells. NovaBay’s Aganocide compounds are being developed to treat and prevent a wide range of infections without causing bacterial resistance. NovaBay has internal development programs aimed at addressing hospital and respiratory infections. The company has a license and research collaboration agreement with Alcon, Inc. for use of its Aganocide compounds to treat eye, ear and sinus infections as well as for contact lens care. NovaBay has also entered into an agreement with Galderma S.A. to develop and commercialize Aganocide compounds in acne, impetigo and other dermatological indications. For more information on NovaBay, visit: www.novabaypharma.com.

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Contact
Investors:
NovaBay Pharmaceuticals, Inc.
Thomas J. Paulson
Chief Financial Officer
510-899-8809
tpaulson@novabaypharma.com

Media:
NovaBay Pharmaceuticals, Inc.
Susan Thomas
Director of Corporate Communications
sthomas@novabaypharma.com